Exhibit 99.1

Contact: Tu To	(213) 229-5436
FOR IMMEDIATE RELEASE – LOS ANGELES, CALIFORNIA, December 31, 2013

Daily Journal Corporation Announces Preliminary Financial Results

for Fiscal Year ended September 30, 2013

       Daily Journal Corporation (NASDAQ: DJCO) today announced preliminary financial results for the fiscal year ended September 30, 2013.  The results are preliminary because the Company’s independent registered public accounting firm, Ernst & Young, LLP, has not completed its audit of the Company’s financial statements or its audit of the Company’s internal control over financial reporting.  Accordingly, the Company is not yet able to file its Form 10-K with the Securities and Exchange Commission and is announcing these preliminary results to provide the market with important information about the Company’s performance in fiscal 2013.

      During the fiscal year ended September 30, 2013, consolidated pretax income of the Company decreased by $3,213,000 (41%) to $4,688,000 from $7,901,000 in the prior year. The Company’s traditional business segment pretax income decreased by $1,382,000 to $8,707,000 from $10,089,000, primarily resulting from a reduction in trustee sale notice and related service fee revenues of $4,454,000, partially offset by an increase in dividends and interest income of $574,000. The Company added to its case management software business in the fourth quarter of fiscal 2013 with the acquisition of substantially all of the operating assets and liabilities of ISD Corporation, which the Company now operates as ISD Technologies, Inc. ISD, Sustain and New Dawn make up the Company’s other business segment, which had a pretax loss of $4,019,000 compared to $2,188,000 in the prior year primarily resulting from intangible amortization costs of $1,865,000. Most of these intangible amortization costs relate to New Dawn, which was acquired in the first quarter of fiscal 2013 and therefore not part of our fiscal 2012 results.

Consolidated revenues were $37,676,000 and $31,874,000 for fiscal 2013 and 2012, respectively. This increase of $5,802,000 (18%) was primarily from additional New Dawn and ISD revenues of $11,187,000, partially offset by the reduction in trustee sale notice and related service fee revenues of $4,454,000. Although public notice advertising revenues were down compared to the prior year period, and although that trend is expected to continue, the Company still continued to benefit from the relatively large number of foreclosures in California and Arizona for which public notice advertising is required by law.

At September 30, 2013, the Company held marketable securities valued at $136,994,000, including unrealized gains of $89,018,000. It accrued a liability of $34,610,000 for income taxes due only upon the sales of the appreciated securities. The marketable securities consist of common stocks of three Fortune 200 companies, two foreign companies and certain bonds of a sixth, and most of the unrealized gains were in the common stocks.

      Comprehensive income includes net income and unrealized net gains on investments, net of taxes, as summarized below.

Comprehensive Income
	Fiscal
	2013	2012

Net income	$3,848,000	$5,541,000
Net change in unrealized appreciation of investments (net of taxes)	21,292,000	15,085,000
Reclassification adjustment of other-than-temporary impairment losses recognized in net income (net of taxes)	1,051,000	1,720,000
Comprehensive income	$26,191,000	$22,346,000

     Consolidated net income was $3,848,000 and $5,541,000 for the fiscal year ended September 30, 2013 and 2012, respectively. Net income per share decreased to $2.79 from $4.01.

Financial Information for the Company’s Reportable Segments

	Traditional business	The Technology Companies*	Total
Fiscal 2013
Revenues	$23,831,000	$13,845,000	$37,676,000
Income (loss) from operations	6,109,000	(2,147,000)	3,962,000
Other-than-temporary impairment losses on investments	1,719,000	---	1,719,000
Pretax income (loss)	8,707,000	(4,019,000)	4,688,000
Income tax (expense) benefit	(3,085,000)	2,245,000	(840,000)
Net income (loss)	5,622,000	(1,774,000)	3,848,000
Amortization of intangible assets	---	1,865,000	1,865,000

	Traditional business	Sustain	Total
Fiscal 2012
Revenues	$28,956,000	$2,918,000	$31,874,000
Income (loss) from operations	10,877,000	(2,195,000)	8,682,000
Other-than-temporary impairment losses on investments	2,855,000	---	2,855,000
Pretax income (loss)	10,089,000	(2,188,000)	7,901,000
Income tax (expense) benefit	(3,340,000)	980,000	(2,360,000)
Net income (loss)	6,749,000	(1,208,000)	5,541,000

*

Includes (i) New Dawn’s financial results from December 5, 2012 through September 30, 2013 with revenues of $10,403,000, expenses of $10,506,000 (including intangible amortization expenses of $1,587,000), and inter-company income tax benefits of $26,000, and (ii) ISD’s September 2013 financial results with revenues of $784,000, and expenses of $694,000 (including intangible amortization expenses of $278,000).

    These preliminary, unaudited results are based on management’s review of operations for the fiscal year ended September 30, 2013, and remain subject to completion of the audit.

     Daily Journal Corporation publishes newspapers and web sites covering California and Arizona, as well as the California Lawyer magazine, and produces several specialized information services. Sustain Technologies, Inc., New Dawn Technologies, Inc. and ISD Technologies, Inc. are wholly-owned subsidiaries and supply case management software systems and related products to courts and other justice agencies.

     This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the Securities and Exchange Commission.

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